Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-1310983 on Form S-8 of our report on the financial statements and financial statement schedule dated April 2, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption by AtriCure, Inc. of Statement of Financial Accounting Standards No. 123 (R), Share Based Payment, on January 1, 2006) of AtriCure, Inc., appearing in this Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

April 2, 2007